Exhibit 10.4

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between plaintiff David I. Lefkowitz (“Plaintiff” or “DL”), on the one hand, and defendant Winston Johnson (“Johnson”), and defendant Winsonic Digital Media Group, Inc. (“Winsonic”) (collectively, “Defendants”), on the other hand.  This Agreement also will refer to Plaintiff and Defendants individually as “Party” and to Plaintiff and Defendants collectively as “Parties.”
RECITALS

A. Winsonic issued to Plaintiff a convertible promissory note dated April 12, 2005 (the “Promissory Note”) in the principal amount of $125,000 that provided, at Plaintiff’s sole election, for the conversion of the Promissory Note into 200,000 shares of Winsonic’s common stock (the “Shares”) in accordance with the terms of that certain convertible stock agreement dated as of April 12, 2005 between the Plaintiff and Winsonic (the “Convertible Stock Agreement”).

B. Disputes have arisen amongst the Parties related to payments due pursuant to, and the conversion of, the Promissory Note.

C. On May 18, 2006, Plaintiff filed claims in the Los Angeles Superior Court against Defendants.

D.                Thereafter, Plaintiff filed claims in the United States District Court, Central District of California for fraud and breach of contract (the “Lawsuit”).

E. In order to avoid the time and expense of further litigation, Plaintiff and Defendants wish to settle and resolve, fully and finally, all differences between them, including but not limited to settling and resolving the Lawsuit, as well as any and all matters arising out of or related in any way to the Lawsuit, the settlement thereof, the Promissory Note and the Convertible Stock Agreement, and any other dealings or contacts between Defendants and Plaintiff.

F. Except for the lawsuits as described above, Plaintiff represents that he has not filed any other claims, charges, complaints, lawsuits or appeals of any kind, in any court or administrative body, against either or both of the Defendants.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Plaintiff and Defendants agree as follows:

1. Terms.

The Parties agree as follows:

a. Winsonic shall pay to Plaintiff a total settlement amount of $180,000 less the value Plaintiff realizes from the sale of the shares of Winsonic common stock referenced in paragraph 1(a)(i) below.  Winsonic is obligated to pay this total settlement amount by no later than March 15, 2008.

(i) No later than December 17, 2007, Winsonic shall fax an instruction letter to its stock transfer agent instructing it to issue and deliver to Plaintiff 600,000 shares of restricted Winsonic common stock (the “Shares”), on the terms and in the manner described in the instruction letter attached hereto as Exhibit A.

(ii)  Plaintiff will deposit by December 27, 2008 and hold the Shares as security in an account in his name and for his benefit with a  broker-dealer of his choosing (the “DL Account”).

In addition, from now until March 15, 2008, plaintiff will forebear from trading the Shares, and Winsonic and Johnson will have the opportunity to sell the Shares, with any and all proceeds of the sale of each and every one of the Shares to be paid over to the DL Account.  DL shall cooperate in the sale of the Shares by Winsonic and Johnson until March 15, 2008, and Winsonic and Johnson shall cooperate in the transfer of proceeds from those sales over to the DL Account.

Winsonic and Johnson will not sell, and DL will not approve of the sale of any more than 50,000 of the Shares until all of the proceeds from any prior sales of the Shares have been deposited into the DL Account.  Any failure by Winsonic and Johnson to abide by these provisions will constitute a breach of the Agreement, which will relieve DL of any further obligations under this Agreement and will entitle DL to retain, transfer, and/or sell any and all of the remaining Shares, with no restrictionsor interference from, or offset owing to, Winsonic or Johnson.

The minimum trading price for the sale of each of the Shares by Winsonic shall be no less than $.30 per share.  Any failure by Winsonic and Johnson to abide by this minimum price provision will constitute a breach of the Agreement, which will relieve DL of any further obligations under this Agreement and will entitle DL to retain, transfer, and/or sell any and all of the remaining Shares, with no restrictions or interference from, or offset owing to, Winsonic or Johnson.

If, by March 15, 2008, a total of $180,000 is deposited in the DL Account from Winsonic’s and/or Johnson’s sale of the Shares, then DL shall return any remaining Shares in the DL Account promptly to Winsonic.  If a total of less than $180,000 is deposited into the DL Account by March 15, 2008, DL is permitted to retain all of the Shares thereafter, and will have the unconditional right to transfer and/or sell any and all of the Shares, subject to no restrictions by, or offset in favor of, Winsonic or any of its agents.

After March 15, 2008, Winsonic and Johnson will cooperate with Plaintiff in any and all ways possible for the removal of any restrictions on the Shares and any efforts by DL to transfer and/or sell the Shares.  For example, and without limitation, Winsonic and Johnson will instruct its transfer agent to permit DL to transfer and/or sell the Shares, both verbally and in writing, and they will refrain from taking any action which will interfere with the removal of any restrictions on the Shares and the transfer of the Shares by DL, including but not limited to, refraining from taking any action (legal or otherwise), writing any letter, and/or making any comment to anyone, including its stock transfer agent, which restricts, interferes with, discourages, undermines, or undercuts in any way DL’s attempts to remove the restrictions on the Shares and/or sell and/or transfer the Shares.

The parties agree that after March 15, 2008, DL will have the full, absolute, unconditional, and unrestricted right to transfer and sell any and all of the Shares, and Winsonic will accept and approve from counsel of DL’s choosing any legal opinion which it or its transfer agent (or anyone else) may require regarding Rule 144 and related matters to remove the restrictions from the Shares and/or permit or facilitate the sale and/or transfer of the Shares. It specifically, and without limitation, approves the opinion and instruction letter from Wilshire Palisades Law Group, P.C. to Pacific Stock Transfer, which is attached hereto as Exhibit B.  Upon execution of this Agreement, Winsonic and Johnson will execute and deliver Exhibit B to DL, to hold in trust until March 16, 2008, and Winsonic and Johnson  agree that DL may submit Exhibit B to Pacific Stock Transfer or any other stock transfer agent for Winsonic on March 16, 2008 if $180,000 is not transferred into the DL Account by March 15, 2008.

Winsonic and Johnson further agree that the tacking date for the Shares pursuant to Rule 144 is March 15, 2007, the Rule 144 1-year holding period for the Shares shall expire on March 15, 2008, and they agree to support any such legal opinion presented to WDMG’s transfer agent to that effect, such that DL’s shares will be fully, absolutely and unconditionally freely transferable as of March 16, 2008.

            Under no circumstances is Winsonic permitted to any offset whatsoever, in any context whatsoever, with regard to any shares of Winsonic stock which DL previously has received from Winsonic.

(iii) Should there come a time when cash deposits from the sale of the Shares equal $180,000, Plaintiff shall sell to Winsonic any remaining unsold shares for a total amount of $1.00 immediately upon written demand by Winsonic.

(iv) Winsonic shall deliver to Plaintiff the Shares on or before December 20, 2007: 233 Wilshire Boulevard, Suite 820, Santa Moncia, CA 90401.

(v) If the Shares are not delivered in compliance with paragraph 1.a.iv, above, this entire agreement and settlement is null and void as if never entered into.

b. The Parties and their counsel will sign this Agreement and the Stipulation for Judgment.

2. Stipulation for Judgment.

Winsonic shall deliver to Plaintiff’s counsel, Neil Sunkin, a fully executed Stipulation for Judgment that conforms to Exhibit B attached hereto, in favor of Plaintiff, in the amount of $180,000.  Plaintiff’s counsel will not file the Stipulation for Judgment; he will hold the Stipulation for Judgment unless and until Winsonic defaults on any obligation set forth in this Agreement.  If such a Default occurs, Plaintiff’s counsel may file, on an ex parte basis, the Stipulation for Judgment and commence an enforcement action against Winsonic for entry of judgment calculated in conformance with the terms of the Stipulation for Judgment.  If no such Default occurs and all obligations set forth herein are performed, Plaintiff’s counsel shall return the Stipulation for Judgment to Winsonic’s counsel, William K. Whitner, within seven (7) days after demand in writing for same by Whitner.  This is not an exclusive remedy; the remedy is cumulative and supplemental to all other remedies.

3.            Dismissal with Prejudice by Plaintiff

Within seven (7) days of Plaintiff’s receipt of the Shares pursuant to paragraph 1(a)(i) above, Plaintiff agrees to dismiss, with prejudice, the Lawsuit and any other pending claims, charges or complaints against Defendants.  Plaintiff agrees to have his counsel, Neil Sunkin,  execute and deliver for filing such dismissal of the Lawsuit to William K. Whitner of Paul, Hastings, Janofsky & Walker LLP.

4.            Mutual General Releases.

a. Plaintiff’s Release:  As a material inducement to Defendants to enter into this Agreement, Plaintiff and his successors, assigns, agents, employees, representatives, attorneys and accountants, irrevocably and unconditionally release, acquit and forever discharge Defendants, and each of them, as well as each of Defendants’ successors, assigns, agents, employees, representatives, attorneys and accountants (hereafter collectively, “Defendants and their Releasees”), and the corporate defendants named in the Lawsuit from any and all charges, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected (collectively, “Claims”), including, but not limited to, all Claims arising from or relating to (a) Lawsuit; (b) Defendants’ dealings with or contacts with Plaintiff and his heirs, assigns, agents, employees, representatives, attorneys and accountants; and (c) any matters which are or could have been asserted by Plaintiff and his heirs, assigns, agents, employees, representatives, attorneys and accountants in the Lawsuit.  Nothing contained in this paragraph or anywhere in this Agreement, however, shall be deemed to release Defendants, or either of them, from any breach of this Agreement, default under the Agreement, prosecution of the Stipulation for Judgment as set forth herein, or any material misrepresentation or omission made in this Agreement.

b. Defendants’ Release:  As a material inducement to Plaintiff to enter into this Agreement, Defendants and their respective successors, assigns, agents, employees, representatives, attorneys and accountants, irrevocably and unconditionally release, acquit and forever discharge Plaintiff, as well as each of Plaintiff’s agents, attorneys and accountants (hereafter collectively, “Plaintiff and his Releasees”), from any and all charges, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected (collectively, “Claims”), including, but not limited to, all Claims arising from or relating to any matters which are or could have been asserted by Defendants and their respective successors, assigns, agents, employees, representatives, attorneys and accountants, arising out of or related to (a) the Lawsuit; (b) Plaintiff’s dealings with or contacts with Defendants and their respective successors, assigns, agents, employees, representatives, attorneys and accountants; and (c) any matters which are or could have been asserted by Defendants and their respective successors, assigns, agents, employees, representatives, attorneys and accountants in the Lawsuit.  Nothing contained herein, however, shall be deemed to release Plaintiff from any breach of this Agreement or any material misrepresentation or omission in this Agreement.

6.            Unknown Claims.

Plaintiff and Defendants each acknowledge and agree that, as a condition of this Agreement, they expressly release all claims that they know about as well as those they may not know about.  Plaintiff and Defendants expressly waive all rights under Section 1542 of the Civil Code of the State of California, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of Defendants and their Releasees, Plaintiff expressly acknowledges that this Agreement is intended to include, and does include, in its effect, without limitation, all claims which Plaintiff and his heirs, assigns, agents, employees, representatives, attorneys and accountants do not know or suspect to exist in their favor against Defendants and their Releasees at the time Plaintiff executes this Agreement; and that this settlement expressly contemplates the extinguishment of all such claims.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of Plaintiff and his Releasees, Defendants, and each of them, expressly acknowledge that this Agreement is intended to include and does include in its effect, without limitation, all Claims which Defendants and their successors, assigns, agents, employees, representatives, attorneys and accountants do not know or suspect to exist in their favor against Plaintiff and his Releasees at the time they each execute this Agreement; and that this settlement expressly contemplates the extinguishment of all such claims.

7.            Non-Admission of Liability or Wrongdoing.

The execution of this Agreement will not constitute, nor should it be construed as, an admission by any Party hereto that such Party has engaged in any wrongful conduct toward the other Party or any other person.  The Parties specifically deny any liability to or any wrongful conduct against the other Party, or any other person, on the part of themselves or their attorneys, employees, or agents.

8.            No Representations.

The Parties represent and agree that no promises, statements or inducements have been made to them which caused them to execute this Agreement, other than those expressly stated in this Agreement.

9.            Adequate Time to Review Agreement and Consult with Counsel.

The Parties each acknowledge that (a) he or it has been given a reasonable period of time to review and consider this Agreement; (b) he or it has been encouraged to consult with an attorney of his or its choice concerning his rights and this Agreement, (c) he or it has thoroughly discussed all aspects of this Agreement and his or its rights with his or its own attorneys to the full extent he or it wanted to do so, (d) he or it understands he or it is waiving legal rights and claims by executing this Agreement, (e) he or it has carefully read and fully understands this Agreement, and (f) he or it is voluntarily executing this Agreement.

10.            Ownership of Claims.

The Parties each represent and agree that he or it has not assigned or transferred, or attempted to have assigned or transferred, to any person or entity, any of the Claims that are being released in this Agreement.

11.            Successors.

This Agreement shall be binding upon the Parties, and upon their respective successors, administrators, representatives, executors, successors and assigns.

12.            Governing Law and Venue.

This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of the State of California  Any legal action relating to this Agreement or between the parties hereto shall be in Los Angeles County, California.

13.            Further Necessary Actions.

The Parties each agree, without further consideration, to sign or cause to be signed, and to deliver to the other’s respective counsel any other documents, and to take any other action, as may be necessary to fulfill their respective obligations under this Agreement.

14.            Severability.

Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

15.            Proper Construction.

The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the Parties.

As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

16.            Final and Binding Agreement.

The Parties understand that this Agreement is final and binding when executed by each of them, and the Parties each agree not to thereafter challenge its enforceability.

17.            The Parties Are Responsible for their Own Attorneys’ Fees and Costs.

The Parties and their attorneys acknowledge and agree that the Parties are solely responsible for paying their attorneys’ fees and costs, if any, that they have incurred with respect to preparing and executing this Agreement.

18.            Consequences of Violating Promises Made in this Agreement.

a. If Plaintiff pursues any legal action against the Defendants and their Releasees, or any of them, with respect to any claim released by this Agreement; or if Plaintiff breaches any other promises made in this Agreement; or if Plaintiff has made any representation in this Agreement that was false when made, or for which there was no reasonable basis, then, in addition to any other remedies or relief that may be available to Defendants, then Plaintiff agrees to pay the reasonable attorneys’ fees, costs and any other damages that Defendants and their Releasees, or any of them, may incur in responding to Plaintiff’s actions.

b. If Defendants, or either of them, pursue any legal action against the Plaintiff and his Releasees, or any of them, with respect to any claim released by this Agreement; or if Defendants, or either of them, breach any other promises made in this Agreement; or if Defendants, or either of them, has made any representation in this Agreement that was false when made, or for which there was no reasonable basis, then, in addition to any other remedies or relief that may be available to Plaintiff, then Defendants, and each of them, agree to pay the reasonable attorneys’ fees, costs and any other damages that Plaintiff and his Releasees, or any of them, may incur in responding to Defendants’ actions.

19.            Entire Agreement.

This is the entire agreement between Plaintiff and Defendants.  It includes all of the terms, promises, representations and understandings made by Plaintiff and Defendants, and it fully supersedes any earlier written, oral or implied understandings or agreements between the Parties pertaining to its subject matter.

20.            Execution in Counterparts.

The Parties to this Agreement agree that this Agreement may be executed in counterparts, each one of which will be either an original or a facsimile signature, and the sum of each counterpart will constitute a single agreement.  The Parties hereto further agree that a facsimile signature on a copy of this Agreement sent by facsimile shall be accepted as binding on the Parties signing by facsimile copy.  The Parties also agree, however, that they shall execute three original copies of this Agreement and provide an executed original copy to each of the Parties.

21.                       Notice

Email notice contemplated by this agreement shall be made as follows:  Whitner/Winsonic:  kwhitner@paulhastings.com; Lefkowitz/Sunkin: dl@wplawgroup.com.

Facsimile notice shall be made as follows:  Whitner/Winsonic: (404) 815-2424; Lefkowitz/Sunkin: (310) 393-5438.  Any mailed notice shall be made as follows:

To Whitner/Winsonic:  William K Whitner, c/o Paul, Hastings, Janofsky & Walker LLP, 600 Peachtree Street, N.E., Twenty-Fourth Floor, Atlanta, GA 30308

To Lefkowitz/Sunkin:  David I. Lefkowitz, Wilshire Palisades Law Group, P.C., 233 Wilshire Boulevard, Suite 820, Santa Monica, CA 90401.

PLEASE READ CAREFULLY BEFORE SIGNING. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed at Santa Monica, California, on this 28th day of December, 2007

David I. Lefkowitz

/s/ David I. Lefkowitz

Executed at Los Angeles, CA, on this 27th day of December, 2007

Winston Johnson

/s/ Winston Johnson

Executed at Los Angeles, CA, on this 27th day of December, 2007

Winsonic Digital Media Group, Ltd.

By: /s/ Winston Johnson

Title: Chairman and CEO

Name: Winston Johnson

APPROVED AS TO FORM AND CONTENT:

/s/ William K Whitner	/s/ Neil Sunkin
William K Whitner	Neil Sunkin
Paul, Hastings, Janofsky & Walker, LLP	Law Offices of Neil Sunkin

Attorney for Defendants	Attorney for Plaintiff